As filed with the Securities and Exchange Commission on March 4, 2022
Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
Under
The Securities Act of 1933

Duolingo, Inc.
(Exact name of registrant as specified in its charter)

Delaware	45-3055872
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)
5900 Penn Avenue
Pittsburgh, Pennsylvania 15206
(412) 567-6602
(Address, including zip code and telephone number, including area code, of Registrant’s principal executive offices)
DUOLINGO, INC. 2021 INCENTIVE AWARD PLAN
DUOLINGO, INC. 2021 EMPLOYEE STOCK PURCHASE PLAN
(Full title of the plans)
Luis von Ahn
Chief Executive Officer
Duolingo, Inc.
5900 Penn Avenue
Pittsburgh, Pennsylvania 15206
(412) 567-6602
(Name, address, including zip code, and telephone number, including area code, of agent for service)
Copies to:

Tad J. Freese	Stephen Chen
Benjamin A. Potter	General Counsel
Alison A. Haggerty	Duolingo, Inc.
Latham & Watkins LLP	5900 Penn Avenue
140 Scott Drive	Pittsburgh, Pennsylvania 15206
Menlo Park, California 94025	(412) 567-6602
(650) 328-4600

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☐
		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE
This Registration Statement on Form S-8 is being filed with the Securities and Exchange Commission (the “Commission”) for the purpose of registering an additional 2,080,094 shares of Class A common stock, par value $0.0001 per share (the “Class A Common Stock”), of Duolingo, Inc. (the “Company”), issuable under the following employee benefit plans for which registration statements of the Company on Form S-8 (File No. 333-258211) are effective: (i) the Company’s 2021 Equity Incentive Plan (the “2021 Plan”) and (ii) the Company’s 2021 Employee Stock Purchase Plan (the “2021 ESPP”).

Pursuant to General Instruction E of Form S-8, the contents of the above-referenced prior registration statement is incorporated into this Registration Statement by reference to the extent not modified or superseded hereby or by any subsequently filed document, which is incorporated by reference herein or therein.

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Item 3. Incorporation of Documents by Reference.
The following documents, which have been filed or will be filed by the Company with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Act of 1933, as amended, and the Securities and Exchange Act of 1934, as amended (the “Exchange Act”), as applicable, are incorporated by reference in, and shall be deemed to be a part of, this Registration Statement:
(a)the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2021 (File No. 001-40653), filed with the Commission on March 4, 2022;
(b)the Company’s Current Reports on Form 8-K filed with the Commission on March 3, 2022 (each to the extent filed not furnished); and
(c)the description of the Company’s Class A common stock contained in the Company’s Registration Statement on Form 8-A filed with the Commission on July 23, 2021 (File No. 001-40653), as updated by “Description of Registered Securities” filed as Exhibit 4.3 to the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2021, and any amendment or report filed for the purpose of updating such description.
All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14, and 15(d) of the Exchange Act subsequent to the date of this Registration Statement (except for any portions of the Registrant’s Current Reports on Form 8-K furnished pursuant to Item 2.02 and/or Item 7.01 thereof and any corresponding exhibits thereto not filed with the Commission) and prior to the filing of a post-effective amendment to this Registration Statement that indicates that all securities then remaining unsold shall be deregistered, shall be deemed to be incorporated by reference in the Registration Statement and to be a part thereof from the date of the filing of such documents; provided, however, that documents or information deemed to have been furnished and not filed in accordance with the rules of the Commission shall not be deemed incorporated by reference into this Registration Statement.
For purposes of this Registration Statement and the related prospectus, any statement contained in a document incorporated or deemed to be incorporated by reference shall be deemed to be modified or superseded to the extent that a statement contained herein or in a subsequently filed document which also is or is deemed to be incorporated herein by reference modifies or replaces such statement. Any statement so modified shall not be deemed in its unmodified form to constitute part of this Registration Statement or the related prospectus.
Item 6. Indemnification of Directors and Officers.
Section 145 of the Delaware General Corporation Law, among other things, grants a Delaware corporation the power to, and authorizes a court to award, indemnification and advancement of expenses to officers, directors, and other corporate agents.
The Company’s amended and restated certificate of incorporation contain provisions authorized by the General Corporation Law of the State of Delaware (the “Delaware General Corporation Law”) that limit the personal liability of the Company’s directors for monetary damages to the fullest extent permitted by Delaware law. Consequently, the Company’s directors will not be personally liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as directors, except liability for the following:
•any breach of the director’s duty of loyalty to the Company or its stockholders;
•any act or omission not in good faith or that involves intentional misconduct or a knowing violation of law;
•unlawful payments of dividends or unlawful stock repurchases or redemptions in violation of Delaware law; or
•any transaction from which the director derived an improper personal benefit.
Any amendment to, or repeal of, these provisions will not eliminate or reduce the effect of these provisions in respect of any act, omission, or claim that occurred or arose prior to that amendment or repeal. If the Delaware General Corporation Law is amended to provide for further limitations on the personal liability of directors of corporations, then the personal liability of the Company’s directors will be further limited to the greatest extent permitted by the Delaware General Corporation Law.
The Company’s amended and restated bylaws provide that the Company will indemnify, to the fullest extent permitted by law, any person who is or was a party or is threatened to be made a party to any action, suit, or proceeding by reason of the fact that he or she is or was one of the Company’s directors or officers or is or was serving at the Company’s request as a director or officer of another corporation, partnership, joint venture, trust, or other enterprise. The Company’s amended and restated bylaws provide that the Company may indemnify to the fullest extent permitted by law any person who is or was a party or is threatened to be made a party to any action, suit, or proceeding by reason of the fact that he or she is or was one of the Company’s employees or agents or is or was serving at the Company’s request as an employee or agent of another corporation, partnership, joint venture, trust, or other enterprise. The Company’s amended and restated bylaws also provide that the Company must advance expenses incurred by or on behalf of a director or officer in advance of the final disposition of any action or proceeding, subject to very limited exceptions.
In addition, the Delaware General Corporation Law provides that to the extent a present or former director or officer of the corporation has been successful on the merits or otherwise in defense of any generally indemnifiable action, suit, or proceeding, that such person shall be indemnified by the corporation against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection with such action, suit, or proceeding. For any acts or omissions occurring after December 31, 2020, the officers referenced in the immediately preceding sentence could be more limited as a matter of Delaware law.
Further, the Company has entered into indemnification agreements with each of the Company’s directors and executive officers. Subject to certain limitations, these indemnification agreements require the Company, among other things, to indemnify such directors and executive officers for certain expenses and against certain liabilities including, among other things, attorneys’ fees, judgments, fines, and settlement amounts actually and reasonably paid or incurred by such director or officer in any action, suit, or proceeding arising out of their services as a director or officer or any other company or enterprise to which the person provides services at the Company’s request. Subject to certain exceptions, these indemnification agreements also require the Company to advance certain expenses (including attorneys’ fees and disbursements) actually and reasonably paid or incurred by the directors and executive officers in advance of the final disposition of the action, suit, or proceeding. The Company believes that these indemnification agreements are necessary to attract and retain qualified individuals to serve as directors and executive officers.
The limitation of liability and indemnification provisions that are included in the Company’s amended and restated certificate of incorporation, amended and restated bylaws, and in indemnification agreements that the Company has entered into and may in the future enter into with its directors and executive officers may discourage stockholders from bringing a lawsuit against the Company’s directors and executive officers for breach of their fiduciary duties. They may also reduce the likelihood of derivative litigation against the Company’s directors and executive officers, even though an action, if successful, might benefit the Company and other stockholders. Further, a stockholder’s investment may be harmed to the extent that the Company pays the costs of settlement and damage awards against directors and executive officers as required by these indemnification provisions. At present, the Company is not aware of any pending litigation or proceeding involving any person who is or was one of its directors, officers, employees, or other agents or is or was serving at the Company’s request as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust, or other enterprise, for which indemnification is sought, and the Company is not aware of any threatened litigation that may result in claims for indemnification.
The Company maintains insurance policies under which, subject to the limitations of the policies, coverage is provided to the Company’s directors and executive officers against loss arising from claims made by reason of breach of fiduciary duty or other wrongful acts as a director or executive officer, including claims relating to public securities matters, and to the Company with respect to payments that may be made by the Company to these directors and executive officers pursuant to the Company’s indemnification obligations or otherwise as a matter of law.
Certain of the Company’s non-employee directors may, through their relationships with their employers, be insured and/or indemnified against certain liabilities incurred in their capacity as members of the Company’s board of directors.
[Item 7. Exemption from Registration Claimed.
Not applicable.]

Item 8. Exhibits.

Incorporated by Reference
Exhibit Number	Exhibit Description	Form	File No.	Filing Date	Exhibit Number	Filed Herewith
4.1	Amended and Restated Certificate of Incorporation, as currently in effect	8-K	001-40653	7/30/2021	3.1
4.2	Bylaws, as currently in effect	8-K	001-40653	7/30/2021	3.2
4.3	Form of Class A Common Stock Certificate	S-1/A	333-257483	6/28/2021	4.2
5.1	Opinion of Latham & Watkins LLP					X
23.1	Consent of Deloitte & Touche, LLP					X
23.2	Consent of Latham & Watkins LLP (included in Exhibit 5.1).					X
24.1	Power of Attorney (included on signature page)					X
99.2(a)	2021 Equity Incentive Plan	S-1/A	333-257483	7/19/2021	10.3(a)
99.2(b)	Form of Stock Option Grant Notice and Agreement under 2021 Equity Incentive Plan	S-1/A	333-257483	7/19/2021	10.3(b)
99.2(c)	Form of Restricted Stock Unit Grant Notice and Agreement under 2021 Equity Incentive Plan	S-1/A	333-257483	7/19/2021	10.3(c)
99.3	Employee Stock Purchase Plan	S-1/A	333-257483	7/19/2021	10.4
107.1	Filing Fee Table					X

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Pittsburgh, State of Pennsylvania, on March 4, 2022.

DUOLINGO, INC.

By	/s/ Luis von Ahn
Name	Luis von Ahn
Title	Chief Executive Officer

POWER OF ATTORNEY
We, the undersigned officers and directors of Duolingo, Inc., hereby severally constitute and appoint Luis von Ahn and Matthew Skaruppa, and each of them singly (with full power to each of them to act alone), our true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution in each of them for him or her and in his or her name, place and stead, and in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and to sign any registration statement for the same offering covered by this Registration Statement that is to be effective upon filing pursuant to Rule 462(b) promulgated under the Securities Act, and all post-effective amendments thereto, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as full to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof. Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities held on the dates indicated.

Signature	Title	Date

/s/ Luis von Ahn	Chief Executive Officer and Director (Principal Executive Officer)	March 4, 2022
Luis von Ahn

/s/ Matthew Skaruppa	Chief Financial Officer (Principal Financial and Accounting Officer)	March 4, 2022
Matthew Skaruppa

/s/ Amy Bohutinsky	Director	March 4, 2022
Amy Bohutinsky

/s/ Sara Clemens	Director	March 4, 2022
Sara Clemens

/s/ Bing Gordon	Director	March 4, 2022
Bing Gordon

/s/ Severin Hacker	Chief Technology Officer and Director	March 4, 2022
Severin Hacker

/s/ John Lilly	Director	March 4, 2022
John Lilly

/s/ Gillian Munson	Director	March 4, 2022
Gillian Munson

/s/ Jim Shelton	Director	March 4, 2022
Jim Shelton

/s/ Laela Sturdy	Director	March 4, 2022
Laela Sturdy